Exhibit 3

EXECUTION COPY

ED&F MAN HOLDINGS LIMITED

Cottons Centre

Hay’s Lane

London SE1 2QE

England

May 26, 2009

Shermen WSC Acquisition Corp.,

Terminal Merger Sub LLC and

Feed Merger Sub LLC

c/o Shermen WSC Acquisition Corp.
230 Park Avenue
Suite 1000
New York, NY 10169
Attention:  Chief Executive Officer
Facsimile:  (212) 332-2475

Westway Holdings Corporation,

Westway Terminal Company Inc. and

Westway Feed Products, Inc.

Cottons Centre

Hay’s Lane

London SE1 2QE

England

Attention: Philip Howell

Facsimile: +44 207 089 8112

Ladies and Gentlemen:

Reference is made to the Transaction Agreement, dated as of November 25, 2008, as amended and restated as of May 1, 2009 (as so amended and restated, the “Transaction Agreement”), by and among Shermen WSC Acquisition Corp., Terminal Merger Sub LLC, Feed Merger Sub LLC, ED&F Man Holdings Limited, Westway Holdings Corporation, Westway Terminal Company Inc. and Westway Feed Products, Inc.  Defined terms used herein and not otherwise defined herein have the meaning ascribed to them in the Transaction Agreement.  The undersigned hereby agree as follows:

1.             Estimated Closing Statements.

Pursuant to Section 2.9(b)(i) and Section 3.2(b)(i) of the Transaction Agreement, ED&F is required to deliver the Estimated Merger Closing Statement and the Estimated

Stock Sale Closing Statement, respectively, to Parent at least ten days prior to the Closing Date (the “Ten Day Requirement”).  Notwithstanding Section 2.9(b)(i) and Section 3.2(b)(i) of the Transaction Agreement, the Ten Day Requirement will be satisfied, and ED&F will be deemed to have complied in all respects with the Ten Day Requirement, so long as it delivers the Estimated Merger Closing Statement and the Estimated Stock Sale Closing Statement to Parent at least five days prior to the Closing Date.

2.             Purchases of Parent Common Stock by Parent.

Section 7.2 of the Transaction Agreement among other things restricts the ability of Parent to undertake certain actions prior to the Closing without the consent or approval of ED&F.  Pursuant to Section 7.2 of the Transaction Agreement, ED&F hereby consents to and approves of the purchase by Parent of up to 2,514,369 shares of Parent Common Stock in privately negotiated transactions at a purchase price per share not to exceed $6.00, which purchases shall be consummated contingent upon the Closing and the purchase price for which shall be paid either on the Closing Date or within two Business Days after the Closing (the “Repurchases”).  In addition, Holdings agrees that, upon execution and delivery of the Stockholder’s Agreement, it will be deemed to have consented to the consummation of the Repurchases as required under Section 3.1(j) of the Stockholders’ Agreement.

3.             Amendment to Certain Definitions.

The definition of “Common Stock Merger Consideration” in the Transaction Agreement is hereby amended and restated in its entirety as follows:

“Common Stock Merger Consideration” means 24,323,614 shares of Parent Common Stock; provided, however, that if, upon the issuance of such Parent Common Stock at the Closing and taking into account (a) any shares of Parent Common Stock converted into cash from the Trust Account pursuant to Parent’s amended and restated certificate of incorporation, (b) any shares of Parent Common Stock which Parent agreed to repurchase contingent upon the Closing with the consent of ED&F, (c) any shares forfeited or returned or to be forfeited or returned to the Company for cancellation by Parent Founder in connection with the Closing pursuant to an agreement among the parties hereto and Parent Founder, dated as of May 26, 2009, and (d) any shares of Parent Common Stock owned by any ED&F Party immediately prior to the Closing, the ED&F Parties and their Affiliates would beneficially own more than 49.5% of the issued and outstanding shares of Parent Common Stock, such number of shares of Parent Common Stock shall be reduced to that number of shares that would result in the ED&F Parties and their Affiliates upon the

Closing beneficially owning 49.5% of the issued and outstanding shares of Parent Common Stock. For the avoidance of doubt, for purposes of this definition, “Affiliates” of the ED&F Parties shall not include the Employee Trust or any Designated Employee.

4.             Certain Employees.

Pursuant to Section 7.8(p) of the Transaction Agreement, ED&F is required to take all actions necessary in accordance with all applicable Law to provide that the employees listed in Section 7.8(p) of the Disclosure Schedule cease to be employees of any Transferred Companies prior to the Effective Time (the “Employee Transfer Requirement”).  Notwithstanding Section 7.8(p) of the Transaction Agreement, the Employee Transfer Requirement will be satisfied, and ED&F will be deemed to have complied in all respects with the Employee Transfer Requirement, with respect to the employees listed in Annex A to this letter agreement (the “Covered Employees”), so long as it takes all actions necessary in accordance with all applicable Law to provide that the Covered Employees cease to be employees of any Transferred Companies as soon as practicable after ED&F’s new Canadian subsidiary has in place the payroll and other services necessary to employ the Covered Employees (which may be after the Effective Time).

5.             Guarantee, Indemnity and Letter Agreement.

At the Closing, Parent shall execute and deliver to ED&F (a) the guarantee in favor of Forth Ports plc in the form attached as Annex B to this letter agreement, (b) the deed of indemnity between ED&F and Parent in the form attached as Annex C to this letter agreement, and (c) the letter agreement between ED&F Man Treasury Management plc and Westway Group, Inc. in the form attached as Annex D to this letter agreement, and Parent’s execution and delivery of such guarantee, deed of indemnity and letter agreement will be a condition to the obligations of the ED&F Parties to consummate the transactions contemplated by the Transaction Agreement.

6.             Delivery of Certificates Representing Capital Stock

Pursuant to Section 4.2(a)(i) of the Transaction Agreement, ED&F is required to deliver or cause to be delivered to Parent and the Merger Subs certificates representing (or similar evidence of ownership of) the shares of capital stock (or other ownership interests) of the Purchased Companies, duly endorsed in blank or accompanied by powers duly executed in blank and any necessary Foreign Transfer Agreements (the “Share Certificate Requirement”).  Notwithstanding Section 4.2(a)(i) of the Transaction Agreement, the Share Certificate Requirement will be satisfied, and ED&F will be deemed to have complied in all respects with the Share Certificate Requirement with respect to each Purchased Company listed on Annex E to this Letter Agreement (“Non-Certificate Companies”), so long as it delivers to Parent and the Merger Subs copies or, to the extent available, originals of those documents listed on Annex E opposite such Purchased Company’s name.

7.             Series A Preferred Stock.

In the event that Parent purchases shares of Parent Common Stock as described in paragraph 2 above, the number of authorized shares of Series A Preferred Stock in Section 4.1.1 of the Post-Closing Amended and Restated Certificate of Incorporation included in Exhibit B to the Transaction Agreement shall be amended by replacing “30,000,000” with “33,000,000.”

8.             Forfeiture of Parent Common Stock.

Parent Founder, by its signature below, hereby agrees to return to Parent for cancellation at the Closing or, if not then permitted to be released pursuant to the terms of the IPO Stock Escrow Agreement, agrees to provide as soon as possible after the date hereof, an irrevocable instruction to the escrow agent under the IPO Stock Escrow Agreement, in form and substance acceptable to ED&F, to return to Parent for cancellation upon their release under the IPO Stock Escrow Agreement, 3,266,608 shares of Parent Common Stock, of which 1,875,000 shares shall be returned to Parent by the Escrow Agent for cancellation immediately upon their release pursuant to the Stock Escrow Agreement in the manner specified in Paragraph 9.  It is the intent of the parties that, upon the Closing and after giving effect to the transactions contemplated hereby, the greatest number of shares of common stock of Parent that Parent Founder will have the right to receive is 1,540,000, of which 1,000,000 shares may be released to Parent Founder only in accordance with the Stock Escrow Agreement.  If the returns of the numbers of shares specified in the first sentence of this Paragraph 8 would not result in such purpose and intent being given effect, the parties shall adjust such numbers of shares (and such numbers of shares shall be deemed adjusted) to the extent necessary to give effect to such purpose and intent.

9.             Amendments Relating to the Stock Escrow Agreement.

In connection with the forfeiture of 1,875,000 of the shares of Parent Common Stock described above in paragraph 8, the parties hereto agree that the number of shares of Parent Common Stock beneficially owned by Parent Founder remaining in escrow for release to Parent Founder upon the achievement of certain milestones described in the Stock Escrow Agreement shall be reduced by 1,875,000 shares.  This reduction in the number of shares of Parent Common Stock that may be released to Parent Founder pursuant to the Stock Escrow Agreement shall be effected by causing the Escrow Agent to deliver to Parent for cancellation the number of shares that would otherwise have been released to Parent Founder under Section 5(c)(ii) of the Stock Escrow Agreement, until the number of shares to have been so released to Parent Founder is reduced to zero, and then by causing the Escrow Agent to deliver to Parent for cancellation the number of shares that otherwise would have been released to Parent Founder under Section 5(b)(ii) of the Stock Escrow Agreement.  Parent, Holdings and Parent Founder shall cause the

Stock Escrow Agreement to be amended and restated as soon as possible after the Closing, and shall take any other actions necessary, to give effect to the purpose and intent of Paragraph 8 and this Paragraph 9.

10.           Certain Closing Deliveries and Conditions; Amendment in Respect of Trust Account; Special Dividend Record Date.

(a)           Notwithstanding the last recital of the Transaction Agreement and Sections 4.2(b)(vi) and 4.2(b)(ix) of the Transaction Agreement, Parent and Merger Subs shall not be required to deliver the Stock Exchange Agreement and the Proxy Agreement at or prior to the Closing, the Stock Exchange Agreement and the Proxy Agreement will not be executed at Closing and the transactions contemplated thereby will not be consummated and it shall not be a condition to the Closing that the Stock Exchange Agreement and the Proxy Agreement be executed and delivered.

(b)           Sections 7.19 and 8.3(f) of the Transaction Agreement are hereby amended by replacing the references therein to the amount of $137,900,000 with references to the amount of $137,850,000.

(c)           Section 7.15 of the Transaction Agreement among other things requires Parent to cause its board of directors to declare the special dividend described therein with a record date (the “Record Date”) that is no fewer than three nor more than five calendar days after the Closing Date (the Record Date Timing Requirement”).  Notwithstanding such Section 7.l5, the Record Date Timing Requirement will be satisfied, and Parent will be deemed to have complied in all respects with the Record Date Timing Requirement, so long as the Record Date specified in Parent’s board of directors’ declaration of such special dividend is no later than June 8, 2009.

11.           Miscellaneous.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.  This letter agreement may be executed in counterparts (including via facsimile or other electronic transmission), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to us an executed duplicate of this letter agreement.

ED&F MAN HOLDINGS LIMITED

		By:	/s/ Philip A. Howell
Name: Philip A. Howell
Title: Chief Operating Officer

Acknowledged and agreed as of the date first above written:

WESTWAY HOLDINGS CORPORATION

By:	/s/ Wayne N. Driggers
Name: Wayne N. Driggers
Title: Executive Vice President

WESTWAY TERMINAL COMPANY INC.

By:	/s/ Wayne N. Driggers
Name: Wayne N. Driggers
Title: President

WESTWAY FEED PRODUCTS, INC.

By:	/s/ Anthony R. Watts
Name: Anthony R. Watts
Title: Director/Secretary

SHERMEN WSC ACQUISITION CORP.

By:	/s/ Francis P. Jenkins, Jr.
Name: Francis P. Jenkins, Jr.
Title: Chairman and Chief Executive Officer

TERMINAL MERGER SUB LLC

By:	/s/ Francis P. Jenkins, Jr.
Name: Francis P. Jenkins, Jr.
Title: President

FEED MERGER SUB LLC

By:	/s/ Francis P. Jenkins, Jr.
Name: Francis P. Jenkins, Jr.
Title: President

Solely as to Paragraphs 8, 9 and 11 above:

SHERMEN WSC HOLDING LLC

By:	/s/ Francis P. Jenkins, Jr.
Name:
Title:

Cc:

Cottons Centre

Hay’s Lane

London SE1 2QE

England

Attention: Philip Howell

Facsimile: +44 207 089 8112

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Attention: Alexander M. Dye, Esq.

Facsimile: (212) 259-6333

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA  19104
Attention:  Craig L. Godshall, Esq.
Facsimile:  (215) 994-2222

ANNEX A

COVERED EMPLOYEES

ANNEX B

FORM OF
GUARANTEE

ANNEX C

FORM OF
DEED OF INDEMNITY

ANNEX D

FORM OF

LETTER AGREEMENT

ANNEX E

Purchased Company	Document(s)

ED&F Man Korea Ltd.	• Stock Transfer Agreement • Original Company Registry • Copy of the Shareholder Ledger • Copy of Foreign Invested Enterprise Certificate

Westway Terminals Nederland B.V.	• Stock Transfer Agreement • Certified Articles of Association and English translation • Original Extract from the Chamber of Commerce

Westway Terminals Esbjerg ApS	• Stock Transfer Agreement • Legal Confirmation executed by Rasmus Mehl dated May 26, 2009 • Original Extract from Danish Registry

Westway Terminals Poland sp. zo.o	• Stock Transfer Agreement • Original Notarial Deed • As soon as reasonably practicable following Closing a copy and an original of the extract from the Polish Registry